As filed with the Securities and Exchange Commission on June 18, 2025
Registration No. 333-[•]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOMENTUS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	84-1905538
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3901 N. First Street
San Jose, CA 95134
(650) 564-7820
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, California 95134
Telephone: (650) 564-7820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Stephen C. Hinton, Esq. Bradley Arant Boult Cummings LLP ONE 22 ONE 1221 Broadway Nashville, Tennessee 37203 Telephone: (615) 244-2582	Leslie Marlow, Esq. Patrick J. Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 885-5358

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated June 18, 2025
PRELIMINARY PROSPECTUS

Momentus Inc.
Up to 3,875,968 Shares of Common Stock
Up to 3,875,968 Pre-Funded Warrants to Purchase up to 3,875,968 Shares of Common Stock
Up to 3,875,968 Warrants to Purchase up to 3,875,968 Shares of Common Stock
Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) is offering on a best efforts basis up to 3,875,968 shares of our Class A common stock, par value $0.00001 per share (the “Common Stock”), at an assumed combined public offering price of $1.29 per share, with accompanying warrants to purchase up to 3,875,968 shares of the Common Stock (the “Warrants”). The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.
The assumed combined public offering price for each share of Common Stock and accompanying Warrant is $1.29, which was the closing price of our Common Stock on the Nasdaq Capital Market (the “Nasdaq”) on June 13, 2025. Each Warrant will have an exercise price per share of $[ ], and will be immediately exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Warrants (the “Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the Warrant Stockholder Approval will not be required and the Warrant will be exercisable upon issuance (the “Initial Exercise Date”). As used herein “Pricing Conditions” means that the combined public offering price per share and accompanying Warrants is such that the Warrant Stockholder Approval is not required under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of Common Stock underlying the Warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share underlying the Warrants) meet the pricing requirements under Nasdaq’s rules. The Warrants will expire on the 5-year anniversary of the original issuance date.
We are also offering to certain purchasers whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. The purchase price of each Pre-Funded Warrant will be equal to the public offering price for the Common Stock in this offering, minus $0.00001. Each Pre-Funded Warrant is exercisable for one (1) share of the Common Stock and has an exercise price of $0.00001 per share. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock we are offering will be reduced on a one-for-one basis. This prospectus also relates to the offering of Common Stock issuable upon exercise of the Pre-Funded Warrants. The securities will be offered at a fixed price and are expected to be issued in a single closing. The offering will terminate on July 16, 2025, unless (i) the closing occurs prior thereto or (ii) we decide to terminate the offering prior thereto (which we may do at any time in our discretion). Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. We expect that the closing of the offering will occur one trading day after we price the securities offered hereby. When we price the securities, we will simultaneously enter into securities purchase agreements relating to the offering with those investors who so choose. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agent identified by each purchaser; upon receipt of such shares, the Placement Agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agent (or its clearing firm) by wire transfer to us.
We collectively refer to the shares of Common Stock, the Warrants, and the Pre-Funded Warrants offered hereby and the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants as the “securities.”
The Common Stock is listed on the Nasdaq under the symbol “MNTS.” On June 13, 2025, the last reported sale price of the Common Stock on Nasdaq was $1.29 per share. There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
We have engaged A.G.P./Alliance Global Partners (whom we refer to herein as the “Placement Agent”) to act as our exclusive placement agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.
There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We will deliver all securities to be issued in connection with this offering DVP/RVP upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies. See “Prospectus Summary – Implications of Being a Smaller Reporting Company.”
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 11 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total(2)
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses	$	$	$
(1)
We have agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse certain expenses of the Placement Agent in connection with this offering. See “Plan of Distribution” on page 32.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of any Warrants being issued in this offering.
Delivery of the securities to purchasers in the offering is expected on or about    , 2025.
Sole Placement Agent

A.G.P.
The date of this prospectus is    , 2025.

i

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Certain Information by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.
Neither we nor the Placement Agent have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.
The Placement Agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2025, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including our Form 10-K/A filed on April 9, 2025. Accordingly, you should not place undue reliance on this information.
For investors outside the United States: We and the Placement Agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to finance its operations;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	Momentus’ compliance with Nasdaq listing requirements;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or
•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplements. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein this prospectus and the information set forth under the headings “Risk Factors.”
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercial customers.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-Earth orbit (“LEO”). We believe that Vigoride has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions with Vigoride during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer.

We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacture and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the hosted payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of buses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment.
We are developing our OSVs to provide safe, affordable, reliable, and regular in-space services to our customers, including space transportation, payload hosting, and in-orbit servicing. We have designed our Vigoride vehicle to deliver small customer payloads anywhere in LEO. However, we also plan to design and produce larger vehicles and satellite buses to carry larger payloads to more distant orbits such as GEO.
On April 12, 2025, we entered into a master services agreement (the “Master Services Agreement”) with Velo3D, Inc. (OTC: VLDX) (“VLD”), a provider of additive manufacturing solutions also referred to as 3D printing. Pursuant to the Master Services Agreement, VLD will provide services to design and produce components and systems that will be utilized by Momentus or its customers in its spacecraft, systems, and components. According to the terms of the Master Services Agreement, Momentus is entitled to services equal to the equivalent capacity of two VLD Sapphire XC 3D metal printers (or successor or comparable printers) (the “Equivalent Capacity”). Momentus will have first priority to utilize the Equivalent Capacity, and VLD will ensure the Equivalent Capacity is available for use as and when required by Momentus.
If and when the Equivalent Capacity is not utilized by Momentus, VLD may use the Equivalent Capacity to provide services to other customers. According to the Master Services Agreement, Momentus will be compensated for such use based on a formula equal to 20% of $3 million less service fees attributed to Momentus in the first year and 50% of $3 million less service fees attributed to Momentus in each subsequent year of the agreement. Such compensation shall reduce the amount in the prepaid reserve, as described in the Master Services Agreement. The term of the Master Services Agreement is five years unless terminated earlier in accordance with its terms.
In exchange for the services, Momentus issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock, par value 0.00001 per share (the “Series A Convertible Preferred Stock”). Each share of Series A Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the limitations in the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designations”), including that VLD hold no more than 9.99% of the outstanding shares of Momentus’ Common Stock at any time.
Furthermore, pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock may not be converted into shares of Common Stock if conversion would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock, of greater than 19.9% of the amount of Common Stock outstanding immediately preceding the date of the Master Services Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market.
Additional information on recent transactions and financings can be found in Item 15, Recent Sales of Unregistered Securities, in this registration statement.
For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Deficiency
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing.
On March 27, 2024, we received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Common Stock, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) (the “Equity Rule”) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the Reverse Stock Split the Company effected on December 12, 2024.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with VLD. In exchange for the services, the Company issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Preferred Stock.
As a result of the transaction, the Company believes it had stockholders’ equity of approximately $8.1 million as of April 15, 2025, and thereby satisfied the Equity Rule.
Notwithstanding, the Company must await Nasdaq’s formal confirmation that it has evidenced compliance with the Equity Rule. Nasdaq has indicated that if the Company’s stockholder’s equity as of June 30, 2025 included in the Company’s Quarterly Report for the quarter ended June 30, 2025 does not show a stockholder’s equity of $2,500,000, despite the compliance with the Equity Rule on April 15, 2025, the Company may again be subject to delisting from Nasdaq. Furthermore, if deemed compliant, Nasdaq will continue to monitor the Company to ensure its ongoing compliance with the Equity Rule.

2024 Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Requirement, on December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”). Unless otherwise noted, all information presented in this prospectus is presented on a post-split basis.
Going Concern Uncertainty
Our consolidated financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net losses of $34.9 million for the year ended December 31, 2024 and an accumulated deficit of $408.0 million as of December 31, 2024 as well as the Company’s incurred net losses of $6.2 million for the three months ended March 31, 2025 and an accumulated deficit of $414.2 million as of March 31, 2025. Additionally, the Company used net cash of $16.6 million to fund its operating activities for the year ended December 31, 2024, and had cash and cash equivalents of $1.6 million as of December 31, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund commercial scale production and sale of its services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate opportunities to access additional capital through all available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.

Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated a business combination with Legacy Momentus pursuant to that Agreement and Plan of Merger, dated October 7, 2020. In connection with such business combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.
Our principal executive offices are located at 3901 N. First Street, San Jose, California 95134. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.
Convertible Promissory Note
On May 13, 2025, the Company issued to A.G.P./Alliance Global Partners (the “Holder”) a convertible promissory note (the “Original Convertible Note”) in the principal amount of $1,200,000 to evidence the Holder’s currently owed deferred commission. Unless earlier converted as specified in the Convertible Note, the principal amount plus all accrued but unpaid interest is due on November 13, 2026 (the “Maturity Date”). The Convertible Note accrues interest at 4.5% per annum.
At any time prior to the full payment of the Original Convertible Note the Holder, in its sole discretion, may elect to have all or any portion of the outstanding principal amount and all interest accrued converted into shares of Common Stock, at a fixed price of $1.67, subject to adjustment as provided therein and to take into account any future share splits or reverse splits. In addition, a conversion of the Original Convertible Note that would cause the aggregate number of shares issued under the Convertible Note to exceed the Conversion Limit (as such term is defined in the Original Convertible Note) may not occur prior to receipt of stockholder approval to provide for such conversion of the Original Convertible Note, and the subsequent issuance of Common Stock, pursuant to the stockholder approval rules and regulations of the Nasdaq Stock Market. Further, following the Holder’s ability to convert the Convertible Note, if at all, the Holder will not be entitled to receive the Company’s Common Stock upon conversion, if such conversion would result in the Holder owning greater than 9.99% of the Company’s then currently outstanding Common Stock. The Holder is also entitled to resale registration rights as identified in the Original Convertible Note.
The Company may prepay the Original Convertible Note in whole or in part. The Original Convertible Note contains customary default provisions for a transaction of this nature. In the event of certain Events of Default (as defined in the Original Convertible Note), all outstanding principal and accrued interest under the Convertible Note will become, or may become at the Holder’s election, immediately due and payable to the Holder.
The Company issued the Original Convertible Note pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2). The shares of Common Stock that may be issued upon conversion of the Original Convertible Note, in amount of up to 767,066 shares, if such amount is not previously paid prior to maturity and the Holder elects to convert the Convertible Note, have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Additionally, on June 17, 2025, we executed an agreement with A.G.P./Alliance Global Partners that amended the Original Convertible Promissory Note that provides that upon the commencement of sales in this offering, the Original Convertible Promissory Note will be null and void and a new convertible note in the principal amount of $500,000 (the “New Convertible Note”) shall be issued by us to A.G.P./Alliance Global Partners and A.G.P./Alliance Global. The New Convertible Note shall mature 18 months after issuance and be convertible into shares of our common stock at a conversion price of $1.67 per share. Pursuant to FINRA Rule 5110(g)(1), neither the New Convertible Note nor any shares issued upon conversion of the New Convertible Note shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the issuance date of the New Convertible Note. We have agreed to file one or more registration statements to register the resale of all securities issuable upon conversion of the New Convertible Note, only one of which shall be at our expense and demand may be made after issuance until the maturity date.
Loan Agreement and Amendment
On May 30, 2025, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus can borrow up to $1.5 million in two tranches of $750,000 each. Each tranche is payable in 40 weekly installments of $25,312.50. In lieu of cash, the Company may elect to pay the weekly installments with shares of Common Stock at a conversion price of the lesser of $1.70 and the closing price of the Common Stock on the trading day prior to the funding of the second tranche of $750,000, provided that the Company pays at least 10% of the weekly installments in cash. The Lender may also elect to receive the weekly installments in shares in lieu of cash. Amounts borrowed under the Loan Agreement are secured by a lien on substantially all of the assets of the Company.
The proceeds of the Loan Agreement are to be used for general working capital purposes. The Loan Agreement requires the Lender’s consent to take certain actions, such as incurring additional indebtedness other than permitted indebtedness (as defined in the Loan Agreement), repaying indebtedness to affiliates, or incurring liens other than permitted liens (as defined in the Loan Agreement).
The Company’s obligations under the Loan Agreement will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due, a default under the Company’s other obligations or judgment in an amount in excess of $100,000, a failure to timely file certain SEC filings, and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.
Upon an event of default that results in an acceleration of the amounts owing under the Convertible Notes, the amounts outstanding will (i) automatically increase by 120%, (ii) accrue default interest at a rate of 18% per annum, and (iii) the conversion price will be reduced to 80% of the original conversion price (the “Default Conversion Price”). In the event that the Lender elects to convert any amounts outstanding on the Convertible Notes and the Default Conversion Price is greater than the lower of (x) the closing price of the Common Stock on the date the Lender sends the Company notice of an event of default or (y) the lowest volume-weighted average price of the Common Stock for the twenty trading days immediately prior to the date that notice of conversion is provided by the Lender (such closing price, the “Default Market Price”), then the Company will also issue additional shares of Common Stock to the Lender such that the total shares to be issued upon conversion is based on the Default Market Price. The conversion prices and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are also subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In connection with the Loan Agreement, Momentus agreed to issue to the Lender the Warrants to purchase up to 952,940 shares of Common Stock. The exercise price per share for the Initial Warrant to purchase up to 476,470 shares of Common Stock that was issued on June 3, 2025 is $1.70, and the exercise price per share for the Additional Warrant to purchase up to 476,470 shares of Common Stock that is issuable in connection with the issuance of the Additional Convertible Note will be the closing price of the Common Stock on the trading day prior to issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus also entered into a Registration Rights Agreement with the Lender that required the Company to file a resale shelf registration statement registering the resale of shares issuable pursuant to the Loan Agreement and the transactions contemplated thereby.
None of the Warrants can be exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. Conversion of the Convertible Notes and exercise of the Warrants is also subject to compliance with applicable Nasdaq rules, and the Convertible Notes and Warrants cannot be converted into or exercised for shares of Common Stock if such conversion or exercise would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock under the Convertible

Notes and the Warrants, of greater than 19.9% of the number of shares of Common Stock outstanding immediately preceding the date of the Loan Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market.
On June 17, 2025, the Company and the Lender entered into an Amendment to the Loan Agreement (the “Amendment”) which, among other things, revised the conditions for the Lender to fund the second tranche of $750,000 under the Loan Agreement such that the funding of the second tranche and issuance of the Additional Convertible Note and Additional Warrant is required within three business days of the effectiveness of the resale shelf registration statement, subject only to (a) the Company maintaining its listing on Nasdaq, (b) as of the date of funding of the second tranche (i) the closing trading price with respect to the Common Stock on the prior trading day is not less than $1.25 per share, (ii) the market capitalization of the Common Stock is not less than $6,700,000, and (iii) the trading volume of the Common Stock for the prior trading day and the average trading volume for the prior ten trading days is not less than 50,000 shares of Common Stock and (c) other customary conditions outside the Lender’s control as provided in the Loan Agreement.
The Amendment also revised the conversion price on both Convertible Notes to be the lesser of (i) $1.70 and (ii) the closing price of the Common Stock on the trading day prior to the issuance of the Additional Convertible Note.
The Amendment further provides for a cash “make-whole” payment at the time of conversion of any amounts owed under the Loan Agreement into Common Stock in an amount per share equal to the difference (if any) between (i) the then-applicable conversion price and (ii) the lower of (x) the closing price of the Common Stock on the date of conversion, or (y) the lowest volume weighted average price of the Common Stock for the four trading days immediately prior to the date of issuance of such conversion shares (the “Make-Whole Price”). In the event the Company fails to pay such cash “make-whole” payment, then the Lender will receive shares of Common Stock equal to the amount of the cash “make-whole” payment divided by the Make-Whole Price.
Additionally, in the event that the Company prices an equity offering prior to the Additional Funding Date (as such term is defined in the Amendment) in an amount sufficient to repay all amounts owed to the Lender under the Initial Note (as such term is defined in the Amendment), then the obligation of the Company to sell the Additional Convertible Note to the Lender shall be suspended and instead the Company shall (a) repay all amounts due under the Initial Note out of the proceeds of such equity offering (b) pay J.J. Astor a termination fee of $100,000 payable in cash and (c) issue to J.J. Astor the Additional Warrant and register the underlying Warrant Shares (as such term is defined in the Loan Agreement) for resale in connection with the equity offering.
The Amendment also requires the Company to call a meeting of stockholders within 90 days of the date the Additional Convertible Note is issued to approve the Loan Agreement, as amended, and the related transactions.
Debt Settlements
Between April 21, 2025 and May 13, 2025, the Company issued 191,339 shares of its Common Stock to four vendors and one customer to settle outstanding debts of approximately $337,942.42, each under a debt settlement agreement (each, a “Debt Settlement Agreement”, and, together, the “Debt Settlement Agreements”).
Shares of the Company’s Common Stock issued in the transactions described herein are exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. Each of the vendors is an “accredited investor” as defined in Regulation D or “sophisticated investor” and was acquiring the shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of the Company’s Common Stock were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Implications of Being a Smaller Reporting Company
As a company with less than $100 million of annual revenue in our most recently completed fiscal year and the market value of our stock held by non-affiliates as of June 30, 2024, was less than $700 million, we qualify as a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. A smaller reporting company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to, reduced disclosure about our executive compensation arrangements and an exemption from the requirements to obtain a non-binding advisory vote on golden parachute arrangements. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

THE OFFERING
Common Stock we are offering
Up to 3,875,968 shares
Warrants offered by us
The purchaser of the Common Stock and Pre-Funded Warrants in this offering will also receive Warrants to purchase 100% of the number of shares of the Common Stock and Pre-Funded Warrants purchased by such investor in this offering, or up to 3,875,968 Warrants. We will receive gross proceeds from the Warrants solely to the extent such Warrants are exercised for cash. The Warrants will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Warrant will be exercisable upon issuance. The Warrants will expire on the 5-year anniversary of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Warrant will expire on the 5-year anniversary of the original issuance date at an exercise price of $  per share of Common Stock.
This prospectus also relates to the Common Stock issuable upon exercise of the Warrants.
Pre-Funded Warrants offered by us
We are also offering, in lieu of Common Stock, Pre-Funded Warrants to purchase up to 3,875,968 shares of the Common Stock. The purchase price of each Pre-Funded Warrant and Warrant will equal $1.29 which is the price per share of the Common Stock and one Warrant being sold in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant is $0.00001 per share. Each Pre-Funded Warrant will be exercisable at any time after the date of issuance, subject to an ownership limitation, and do not expire until exercised in full. See “Description of the Securities We Are Offering—Pre-Funded Warrants.” This prospectus also relates to the shares of the Common Stock issuable upon exercise of the Pre-Funded Warrants.
Common Stock outstanding after this offering
10,150,302 shares (assuming the exercise in full of the Pre-Funded Warrants and no exercise of the Warrants offered hereby).
Use of proceeds
We estimate that the proceeds from this offering will be approximately $4.4 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, including the repayment of the Initial Note under the May 2025 Loan Agreement (as defined herein), which has an interest rate of 18% and a maturity date of March 6, 2026 and which proceeds were used for general corporate purposes, research and development expenditures, acquisitions of additional companies or technologies and investments. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, we will retain broad discretion over the allocation of net proceeds.
Lock-up Agreements
The Company and our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchange for Common Stock during the applicable lock-up period. See “Plan of Distribution” for more information.
Prior Warrant Amendments
In connection with this offering, we entered into privately negotiated agreements with the holders of certain existing outstanding warrants to purchase up to [•] shares of our Common Stock (the “Prior Warrants”) to, among other things, reduce the exercise price of such Prior Warrants to that of the Warrants being offered and sold in this offering and to extend the current expiration date of the Prior Warrants to the expiration date of the Warrants being offered and sold in this offering. In addition, certain terms of the Prior Warrants may also be amended to be substantially consistent with those of the Warrants being offered hereby. There can be no assurance that we will amend the Prior Warrants in connection with this offering or as to the final terms of any amendments to the Prior Warrants.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
Unless otherwise indicated, the number of shares of the Common Stock to be outstanding after this offering is based on 6,274,334 shares of Common Stock outstanding as of June 16, 2025, and excludes, as of that date, the following:
•	357,143 shares of Common Stock issuable upon the exercise of the Investor Warrants;
•	6,734,080 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock;
•	463,222 shares of Common Stock issuable upon the exercise of the SIV Warrants (as defined herein);
•	28,572 shares of Common Stock issuable upon the exercise of the December 2024 Lender Warrants (as defined herein);
•	476,470 shares of Common Stock issuable upon the exercise of the June 2025 Lender Warrant (as defined herein);
•
35,716 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with a private placement transaction the Company entered into on September 15, 2024 (the “September Offering”);

•
800,000 shares of Common Stock issuable upon the exercise of the December Offering Warrants, and 40,000 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with a public offering consummated by the Company on December 18, 2024 (the “December Offering”);

•
1,273,886 shares of Common Stock issuable upon the exercise of the February Offering Warrants, and 63,694 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with a public offering consummated by the Company on February 11, 2025 (the “February 2025 Offering”);

•	2,142,858 shares of Common Stock issuable upon the exercise of the Inducement Warrants;
•	16,104 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $8,050.00 per share;
•	12,322 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $8,050.00 per share;
•
535 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Prior Stock Plans”);

•
1,636 shares of Common Stock subject to unvested restricted stock units, 662 shares of Common Stock subject to vested deferred restricted stock units, 30,791 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 1,027,944 shares of the Common Stock reserved for future grants under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•	3,002 shares of Common Stock reserved for purchases under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and
•	129,944 shares of Common Stock subject to unvested restricted stock units and 129,064 shares of the Common Stock reserved for future grants under the Momentus Inc. 2022 Inducement Equity Plan (the
“2022 Plan”).

RISK FACTORS
Investing in the Common Stock involves a high degree of risk. Prior to making a decision about investing in the Common Stock, you should consider carefully the specific risk factors discussed in this section and above under “Cautionary Note Regarding Forward-Looking Statements,” under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including Form 10-K/A filed on April 9, 2025 and any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of the Common Stock could decline, and you could lose part or all of your investment.
We may not currently or in the future be able to continue as a going concern.
The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis of accounting which assumes that we will continue as a going concern, and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. In connection with an evaluation conducted by the Company’s management during the preparation of this report, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included in this report.
The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to service our indebtedness, raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received the Delisting Determination Letter.
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
On December 4, 2024, the board of directors of the Company approved the Reverse Stock Split. The Reverse Stock Split was effective at the opening of trading on Nasdaq on the Effective Date. On December 27, 2024, the Company’s Common Stock closed above the minimum bid price for ten consecutive trading days as required to regain compliance with the Minimum Bid Price Requirement.
On January 13, 2025, the Company received a letter issued by the Panel granting the Company’s request to continue its listing on Nasdaq until April 15, 2025 while the Company executes its plan to regain compliance with the requirements of Nasdaq Listing Rule 5550(b). Additionally, the Panel confirmed that the Company has regained compliance with the Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), as a result of the Reverse Stock Split the Company effected on December 12, 2024.
As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2025, on April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (OTC: VLDX), a provider of additive manufacturing solutions, also referred to as 3D printing, pursuant to which VLD will provide services to design and produce components and systems that will be utilized by the Company or its customers in its spacecraft, systems, and components. In exchange for the services, the Company issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock.
As a result of the transaction, the Company believes it had stockholders’ equity of approximately $8.1 million on April 15, 2025, and thereby satisfied the Equity Rule.
Notwithstanding, the Company must await Nasdaq’s formal confirmation that it has evidenced compliance with the Equity Rule. Furthermore, if deemed compliant, Nasdaq will continue to monitor the Company to ensure its ongoing compliance with the Equity Rule and, if at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may again be subject to delisting from Nasdaq.
There can be no assurance that the Company will be able to maintain compliance with the Equity Rule, the Minimum Bid Price Requirement, or other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant the Company’s request for a suspension of delisting on Nasdaq, or that the Company’s appeal of a delisting determination will be successful. Additionally, if we fail to meet the Minimum Bid Price Requirement, we are not eligible for a 180-day cure period from Nasdaq to regain compliance with such requirement because we have conducted a reverse stock split in the past year and thus we would be immediately delisted.
If at the time of filing of the Company’s next periodic financial statements the Company does not evidence compliance with the Equity Rule, the Company may again be subject to delisting from Nasdaq. If the Common Stock loses its listing on the Nasdaq Capital Market, the Common Stock would likely trade in the over-the-counter market. If the Common Stock were to trade on the over-the-counter market, selling the Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of such shares. A determination that the Common Stock is a “penny stock” would require brokers trading in the Common Stock to adhere to even more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in the price of shares of the Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.
Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Common Stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of the Common Stock to decline.
This offering may cause the price of our Common Stock to decline and fall below the Minimum Bid Price Requirement required by the Nasdaq Listing Rules, which could result in our Common Stock being delisted from The Nasdaq Capital Market. A delisting of our Common Stock from The Nasdaq Capital Market would adversely affect our ability to raise additional capital through the public or private sale of equity securities, the ability of investors to dispose of the Common Stock or obtain accurate quotations as to the market value of our Common Stock and the price and value of our Common Stock.
The issuance of a large number of shares of Common Stock in an offering at a price that is a discount to the market price of the stock, is likely to result in a decrease in the price of the Common Stock. Our Common Stock is currently listed on The Nasdaq Capital Market. Continued listing of a security on The Nasdaq Capital Market is conditioned upon compliance with various continued listing standards. In particular, the requirements for The Nasdaq Capital Market imposes a minimum $1.00 per share bid price requirement. To comply with this requirement, the closing price for our Common Stock must not fall below $1.00 for a 30 consecutive trading day period. If we are unable to maintain a minimum closing price of $1.00 per share for the 30 consecutive trading days, we will receive a delist letter from the staff of The Nasdaq Stock Market. In addition to The Nasdaq Stock Market enumerated criteria for continued listing on The Nasdaq Capital Market tier, The Nasdaq Stock Market also has broad discretionary public interest authority that it can exercise to apply additional or more stringent criteria for continued listing, or to suspend or delist securities even though the securities meet all enumerated criteria for continued listing on The Nasdaq Stock Market.
Additionally, in the event of a delisting notice, we would typically have an opportunity to appeal such decision to the Nasdaq Hearing Panel or take other measures to preserve the listing of our Common Stock on The Nasdaq Capital Market, but these measures and any appeal may not be successful. If our Common Stock is delisted by The Nasdaq Stock Market, our Common Stock may be eligible to trade on an over-the-counter quotation system, where an investor may find it more difficult to sell our Common Stock or obtain accurate quotations as to the market value of our Common Stock. We cannot ensure that our Common Stock, if delisted from The Nasdaq Capital Market, will be listed on any national securities exchange or quoted on an over-the counter quotation system.
In the event we are delisted from The Nasdaq Capital Market, the only established trading market for our Common Stock would be eliminated, and we would be forced to list our shares on the OTC Markets or another quotation medium, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would likely find it more difficult to trade or obtain accurate price quotations for our Common Stock.

Delisting would likely also reduce the visibility, liquidity, and value of our common stock, reduce institutional investor interest in our company, and may increase the volatility of our Common Stock. Delisting could also cause a loss of confidence of potential industry partners, lenders, and employees, which could further harm our business and our future prospects.
Unless our Common Stock is listed on a national securities exchange, such as The Nasdaq Stock Market, our Common Stock will also likely be subject to the regulations and restrictions regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share, and that are not otherwise exempted from the definition of a penny stock under other exemptions provided for in the applicable regulations. These penny stock requirements and regulations could severely limit the liquidity of our Common Stock in the secondary market because fewer brokers or dealers would be likely to be willing to undertake related compliance activities to trade in our Common Stock. If our Common Stock is not listed on a national securities exchange, the rules and restrictions regarding penny stock transactions may limit an investor’s ability to sell to a third-party and our trading activity in the secondary market may be reduced. Delisting from The Nasdaq Capital Market would also likely limit the range and attractiveness of strategic alternatives that we are able to consider, adversely affect our ability to raise additional capital through the public or private sale of equity securities, significantly affect the ability of investors to trade our securities, and/or negatively affect the value and liquidity of our Common Stock.
Future sales and issuances of the Common Stock could cause our stock price to fall.
Sales of a substantial number of shares of the Common Stock by our existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of the Common Stock and could impair our ability to raise additional capital through the issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of the Common Stock.
Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the Common Stock to decline, or require us to issue shares at a price that is lower than that paid by holders of the Common Stock in the past, which would result in those newly issued shares being dilutive. In addition, future investors could gain rights superior to existing stockholders, such as liquidation and other preferences. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities will likely have rights senior to the rights of a common stockholder, which could impair the value of the Common Stock.
We also have stock options and warrants outstanding to purchase shares of our capital stock. Our stockholders may incur dilution upon exercise of any outstanding stock options and warrants.
This is a reasonable best efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.
The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.
Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.
We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of the shares of Common Stock and Pre-Funded Warrants offered in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $1.44 per share. In addition, our outstanding stock options, warrants and convertible notes are convertible into or exercisable for shares of the Common Stock. To the extent that such securities are exercised or converted into shares of the Common Stock, investors purchasing our securities in this offering may experience further dilution.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants and conversion of our outstanding convertible notes can have a dilutive effect on our Common Stock.
We have a substantial number of convertible securities outstanding. The exercise of our outstanding warrants, conversion of our convertible notes, and exercise of our convertible Preferred Stock will likely have a dilutive effect on our Common Stock. The issuance of shares of Common Stock upon exercise of outstanding options or warrants or conversion of Preferred Stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our Common Stock.
If you purchase shares of Common Stock in this offering, you will experience immediate dilution in your investment.
The price per share of our Common Stock being offered is higher than the net tangible book value per share of our Common Stock outstanding prior to this offering. After giving effect to the sale of our Common Stock in the maximum aggregate offering amount of $5.0 million at an assumed combined offering price of $1.29 per share, the last reported sale price of our Common Stock on the Nasdaq Capital Market on June 13, 2025, and after deducting estimated offering commissions payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025, would have been approximately $(1.36) million, or $(0.15) per share. This would represent an immediate increase in the as adjusted net tangible book value of our Common Stock of $0.91 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $1.44 per share to new investors who purchase our Common Stock in the offering. Additionally, the Company will issue up to 7,751,936 shares of Common Stock upon the exercise of the Warrants and Pre Funded Warrants sold in this offering which will result in additional dilution. See the section of this prospectus supplement titled “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.
We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
We need to raise funds in the future to execute our business plan. We may seek to raise additional capital to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in our best interests and the interests of our stockholders. Additional capital may be raised through the sale of common or preferred equity or convertible debt securities, entry into debt facilities or other third-party funding arrangements. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of the Common Stock. Agreements entered into in connection with such capital raising activities could contain covenants that would restrict our operations or require us to relinquish certain rights. Additional capital may not be available on reasonable terms, or at all. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital until April 2026 due to the late filing of our Current Report on Form 8-K dated March 20, 2025.
The market price of the Common Stock has been, and may continue to be, volatile, which could reduce the market price of the Common Stock.
The publicly traded shares of the Common Stock have experienced, and may experience in the future significant price and volume fluctuations. During the 12 months ended June 13, 2025, the market price of the Common Stock as reported by Nasdaq has ranged from a high of $28.56 per share to a low of $1.27 per share. This market volatility could reduce the market price of the Common Stock without regard to our operating performance. In addition, the trading price of the Common Stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the space transportation industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.
There is no public market for the Pre-Funded Warrants or the Warrants being offered in this offering.
There is no public trading market for the Pre-Funded Warrants or the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.
Holders of Pre-Funded Warrants and Warrants purchased in this offering other than as specified in the Pre-Funded Warrants and Warrants will have no rights as stockholders of the Company until such holders exercise their Pre-Funded Warrants and/or Warrants and acquire Common Stock of the Company.
Until the holders of Pre-Funded Warrants and Warrants acquire shares of the Common Stock upon exercise of the Pre-Funded Warrants or Warrants, as applicable, holders of these warrants will have no rights with respect to the shares of the Common Stock underlying such Pre-Funded Warrants and Warrants, as applicable other than as specified in the Pre-Funded Warrants and Warrants. This includes any voting rights, dividends, or other rights as a stockholder of the Company. Upon exercise of the Pre-Funded Warrants and the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Warrants that they hold.
A holder of a Warrant will not be entitled to exercise any portion of any Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Warrants.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Pre-Funded Warrants that they hold.
A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of the Common Stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.
The Pre-Funded Warrants and Warrants are speculative in nature.
The Pre-Funded Warrants and Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Stock and pay an exercise price of $1.74 per share, subject to certain adjustments. The Warrants will expire in five years from the original issuance date, after which each time any unexercised Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.00001 and do not expire until exercised in full. Moreover, following this offering, the market value of the Pre-Funded Warrants and Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants and Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants and Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants and consequently, whether it will ever be profitable for holders of the Warrants to exercise the warrants.
We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
In certain situations, each Pre-Funded Warrant and Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant or Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
If we do not maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Warrants and Pre-Funded Warrants, holders will only be able to exercise such Warrants and Pre-Funded Warrants on a “cashless basis.”
If we do not maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants and Pre-Funded Warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of Common Stock that holders will receive upon exercise of the Warrants and Pre-Funded Warrants will be fewer than it would have been had such holders exercised their Warrants or Pre-Funded Warrants for cash. We will use our best efforts to maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in the Company may be reduced.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including: a covenant to not enter into any equity financings for thirty (30) days from closing of the offering, subject to certain exceptions.
The issuance of Common Stock upon conversion of our outstanding non-voting Series A Preferred Stock will cause immediate and substantial dilution to existing shareholders.
As of the date of this Registration Statement on Form S-1, we had 673,408 outstanding shares of non-voting Series A Convertible Preferred Stock. The holder of the Series A Convertible Preferred Stock may, at its option, convert each of its shares of Series A Convertible Preferred Stock into ten shares of Common Stock, subject to the limitations in the Certificate of Designations, provided that such holder hold no more than 9.99% of the outstanding shares of our Common Stock at any time. The conversion of the non-voting Series A Convertible Preferred Stock of the Company will cause significant dilution to the then holders of our Common Stock. In addition, the Common Stock issuable upon conversion of our outstanding non-voting Series A Convertible Preferred Stock may represent overhang that may also adversely affect the market price of our Common Stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock, which typically depresses a company’s stock price. If we experience overhang, any additional shares which the then holders of our Common Stock attempt to sell in the market will only further decrease the market price of our Common Stock.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $4.4 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent’s fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the Securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed combined offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $3.3 million, $2.2 million, and $1.1 million, respectively, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, including the repayment of the May 2025 Loan Agreement (as defined herein), which has an interest rate of 18% and a maturity date of March 6, 2026 and which proceeds were used for general corporate purposes, research and development expenditures, acquisitions of additional companies or technologies and investments. The net proceeds from this offering may be used to repay a portion of principal and accrued interest outstanding on the convertible promissory notes issued by the Company, including that certain Secured Convertible Promissory Note dated as of July 12, 2024, which has an interest rate of 15% and a maturity date of September 1, 2025, and that certain Secured Convertible Promissory Note dated as of October 24, 2024, which has an interest rate of 15% and a maturity date of October 24, 2025. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering.
MARKET INFORMATION
On August 13, 2021, our Common Stock and public warrants to purchase our Common Stock began trading on the Nasdaq Global Market under the symbols “MNTS” and “MNTSW”, respectively, until February 6, 2024. Effective February 7, 2024, our Common Stock and public warrants to purchase our Common Stock began trading on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW”, respectively.
As of June 13, 2025, there were 39 holders of record of our shares of Common Stock. The actual number of stockholders of our Common Stock is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares of Common Stock are held in street name by banks, brokers and other nominees.

DILUTION
If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. As of March 31, 2025, our historical net tangible book value was $(6.21) million, or $(1.30) per share. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 4,780,010 shares of our Common Stock outstanding as of March 31, 2025.
Subsequent to March 31, 2025, among other things, (i) we issued 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock and received prepaid services valued at $15 million in the Master Services Agreement, (ii) we issued the Convertible Note (as defined herein) in the principal amount of $1.2 million in connection with services rendered in connection with the Master Services Agreement, which will be reduced to a principal amount of $500,000 upon the completion of this offering, (iii) we issued 191,339 shares of Common Stock to four vendors and one customer to settle outstanding debts valued at $337,942.42, and (iv) we issued the Junior Secured Convertible Note to J.J. Astor in the principal amount of $1,012,500 in connection with the May 30, 2025 Loan Agreement. On a pro forma basis after giving effect to the issuance of these 477,455 shares of Common Stock and 673,408 shares of non-voting Series A Convertible Preferred Stock, the receipt of the prepaid services valued at $15 million, the issuance of the Convertible Note valued at $500,000, upon the completion of this offering, the issuance of these 191,339 shares of Common Stock and extinguishment of debt valued at $337,942.42, and the issuance of the J.J. Astor Junior Secured Convertible Note, as of March 31, 2025, our pro forma net tangible book value per share would have been $(1.18) per share.
After giving effect to the pro forma adjustments set forth above and our issuance and sale of 3,875,968 shares of Common Stock and warrants in this offering at an assumed combined public offering price of $1.29 per share, which is the last reported trading price of our Common Stock on the Nasdaq Capital Market on June 13, 2025, and after deducting estimated Placement Agent fees and estimated transaction expenses payable by us and assuming no sale of Pre-Funded Warrants, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been $(1.36) million, or $(0.15) per share. This represents an immediate increase in as adjusted net tangible book value per share of $0.91 to existing stockholders and immediate dilution of $1.44 in pro forma as adjusted net tangible book value per share to new investors purchasing Common Stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed combined public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis:

Pro Forma As Adjusted Amounts
Assumed combined public offering price per share and accompanying Warrant	$1.29
Pro forma net tangible book value per share as of March 31, 2025	$(1.06)
Increase in pro forma net tangible book value per share attributable to this offering	$0.91
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$(0.15)
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$1.44

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. Company management has made significant estimates and assumptions in its determination of the pro forma adjustments. Management has not finalized valuations or done a full assessment of all of the accounting elements of the items included in the transaction accounting adjustments to this dilution illustration presented herein. The full assessment and finalization of valuations will be completed prior to the filing of the Form 10-Q for the quarterly period ending June 30, 2025. As the unaudited pro forma adjustments set forth herein have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
A $0.13 increase in the assumed combined public offering price of $1.29 per share of Common Stock (the last reported sale price of our Common Stock on the Nasdaq Capital Market on June 13, 2025) (resulting in gross proceeds of approximately $5.50 million) would increase our pro forma as adjusted net tangible book value after this offering to approximately $(889) thousand or $(0.10) per share and would change dilution per share to new investors purchasing securities in this offering to approximately $1.52, assuming that the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.
A $0.13 decrease in the assumed combined public offering price of $1.29 per share of Common Stock (the last reported sale price of our Common Stock on the Nasdaq Capital Market on June 13, 2025) (resulting in gross proceeds of approximately $4.50 million) would decrease our pro forma as adjusted net tangible book value after this offering to approximately $(1.83) million or $(0.20) per share and would change dilution per share to new investors purchasing Common Stock in this offering to approximately $1.36, assuming that the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.
An increase in the number of shares of Common Stock offered by 387,597 shares of Common Stock (resulting in gross proceeds of approximately $5.50 million) would increase our pro forma as adjusted net tangible book value as of March 31, 2025 after this offering to $(892) thousand or approximately $(0.09) per share, and would change the dilution to investors in this offering to approximately $1.38 per share, assuming that the assumed combined offering price per share, as set forth on the cover page of this prospectus, remains the same, after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.
A decrease in the number of shares of Common Stock offered by 387,597 shares of Common Stock (resulting in gross proceeds of approximately $4.50 million) would decrease our pro forma as adjusted net tangible book value as of March 31, 2025 after this offering to $(1.82) million or approximately $(0.20) per share, and would change the dilution to investors in this offering to approximately $1.49 per share, assuming that the assumed combined offering price per share, as set forth on the cover page of this prospectus, remains the same, after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants.
The table and discussion above excludes, as of March 31, 2025:
•	35,716 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the September Offering;
•	357,143 shares of Common Stock issuable upon the exercise of the Investor Warrants;
•	463,222 shares of Common Stock issuable upon the exercise of the SIV Warrants;
•	28,572 shares of Common Stock issuable upon the exercise of the Lender Warrants;
•
800,000 shares of Common Stock issuable upon the exercise of the December Offering Warrants, and 40,000 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the December Offering;

•
1,273,886 shares of Common Stock issuable upon the exercise of the February 2025 Offering Warrants, and 63,694 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants issued in connection with the February 2025 Offering;

•	2,142,858 shares of Common Stock issuable upon the exercise of the Inducement Warrants;
•	16,104 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
•	12,322 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $8,050 per share;
•	561 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Prior Stock Plans;

•
1,652 shares of Common Stock subject to unvested restricted stock units, 662 shares of Common Stock subject to vested deferred restricted stock units, 824 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 24,459 shares of the Common Stock reserved for future grants under the 2021 Plan;

•	5,960 shares of Common Stock reserved for purchases under the ESPP; and
•	789 shares of Common Stock subject to unvested restricted stock units and 8,355 shares of the Common Stock reserved for future grants under the 2022 Plan.
To the extent any outstanding options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our Common Stock are made, there may be further economic dilution to new investors.
DIVIDEND POLICY
We have never paid any cash dividends on the Common Stock. Our board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on the Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

DESCRIPTION OF OUR SECURITIES
The following is a description of the material terms of our capital stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Second Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.
Authorized and Outstanding Stock
Pursuant to the terms of our Second Amended and Restated Certificate of Incorporation, as amended, our authorized capital stock consists of:
•	250,000,000 shares of the Common Stock, $0.00001 par value per share; and
•	20,000,000 shares of undesignated Preferred Stock, $0.00001 par value per share (“Preferred Stock”), of which 673,408 shares have been designated as the Series A Convertible Preferred Stock.
As of June 13, 2025, there were 6,274,334 shares of the Common Stock issued and outstanding and 673,408 shares of Preferred Stock outstanding.
Common Stock
Voting Power
Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of Common Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation, as amended.
The Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended (collectively, our “Organizational Documents”), established a classified board of directors (the “board”) that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if the board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board may determine.
We have not paid any cash dividends on the Common Stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the board at such time. In addition, the board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
No Preemptive or Similar Rights
The holders of the Common Stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable
All of the outstanding shares of Common Stock are fully paid and non-assessable.
Preferred Stock
Our board is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. Our board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
Our board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock.
We filed the Certificate of Designations, which designated 673,408 shares of our preferred stock as “Series A Convertible Preferred Stock”, all of which are issued and outstanding as of April 18, 2025.
Series A Convertible Preferred Stock
Ranking
With respect to (i) payment of dividends, (ii) distribution of assets, and (iii) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series A Convertible Preferred Stock shall rank pari passu in priority of payment to all Parity Stock (defined below) and senior in priority of payment to all Junior Stock (defined below) in any liquidation, dissolution, winding up or distribution of the Company, and junior to any indebtedness of the Company.
“Junior Stock” means (i) the Common Stock and (ii) any other equity interest of the Company, in each case which by its terms ranks junior to the Series A Convertible Preferred Stock with respect to payment of dividends and/or distribution of assets.
“Parity Stock” means any equity interest of the Company hereinafter created which by its terms ranks pari passu with the Series A Convertible Preferred Stock.
Dividends
The Series A Convertible Preferred Stock shall participate in any dividends or distributions paid to the holders of Common Stock as if such Series A Convertible Preferred Stock had been converted into Common Stock as of the record date for such dividend or distribution.
Voting Rights
The holders of Series A Convertible Preferred Stock are not entitled to vote on any matters presented to the stockholders for their action or consideration, except as required by law or as otherwise provided in the Certificate of Designations.
Optional Conversion
Holders of Series A Convertible Preferred Stock may convert all of their respective shares of Series A Convertible Preferred Stock into shares of Common Stock at any time, subject to certain ownership limitations set forth in the Certificate of Designations.
Conversion Rate
The number of shares of Common Stock that each holder of Series A Convertible Preferred Stock will receive upon conversion of such holder’s shares of Series A Convertible Preferred Stock will be equal to the quotient of the stated value of the shares of Series A Convertible Preferred Stock to be converted, which is $20.80 per share divided by the Conversion Price, which is initially $2.08. No fractional shares of Common Stock shall be issued upon the exercise of any conversion right. Any fractional shares of Common Stock that a holder would otherwise be entitled to will be rounded up to the next whole share.

Adjustments
Holders of Series A Convertible Preferred Stock will have rights to certain adjustments for stock dividends, stock splits and other combinations or subdivisions of its outstanding shares of Common Stock.
Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer, an acquisition of us by means of a proxy contest or otherwise, or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Organizational Documents Provisions
Provisions of our Organizational Documents could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors.

Our Second Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, provide for certain provisions that may have an anti-takeover effect:
•	a classified board of directors whose members serve staggered three-year terms;
•
the authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Common Stock;

•	a limitation on the liability of, and providing indemnification to, our directors and officers;
•
a requirement that special meetings of our stockholders can be called only by our board of directors acting by a written resolution by a majority of our directors then in office, the Chairperson of our board of directors, our Chief Executive Officer, or our Lead Independent Director;

•	a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;
•	a prohibition on stockholder action by written consent;
•
a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•
a requirement of the approval of the board of directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Limitation of Liability and Indemnification
Our Amended and Restated Bylaws, as amended, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation, as amended, from limiting the liability of our directors for the following:
•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Amended and Restated Bylaws, as amended, we can purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our Organizational Documents, we have entered into an indemnification agreement with each member of our board and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of us, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
The Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW,” respectively.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF SECURITIES WE ARE OFFERING
Offering
We are offering shares of the Common Stock, Pre-Funded Warrants, and Warrants. The shares of the Common Stock and/or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants offered hereby.
Common Stock
See the description above under “Description of our Securities—Common Stock.”
Pre-Funded Warrants
The following is a brief summary of certain terms and conditions of the Pre-Funded Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Pre-Funded Warrants.
Overview
We are offering to the investors who purchase shares of Common Stock in this offering that would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants, in lieu of shares that otherwise would result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.00001. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
Form
The Pre-Funded Warrants will be issued as individual warrant agreements to each individual purchaser of a Pre-Funded Warrant. The form of Pre-Funded Warrant has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.
Term and Exercise Price
Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.00001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price.
Exercisability
The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 9.99% of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 9.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase or decrease the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.
Cashless Exercise
In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may exercise its Pre-Funded Warrants (either in whole or in part), at any time by means of a cashless exercise in which the holder shall be entitled to receive less shares than it would upon a cash exercise of the Pre-Funded Warrants. The net number of shares of Common Stock issuable upon a cashless exercise of the Pre-Funded Warrants is determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered (x) on a day that is not a trading day or (y) prior to the opening of “regular trading hours” on a trading day, or (2) the VWAP on the trading day immediately preceding the date of the notice of exercise, if the notice of exercise is executed and delivered during “regular trading hours” on a trading day, or (3) the bid price on the day of the notice of exercise, if the notice of exercise is executed after the close of “regular trading hours” on a trading day, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrants.
Transferability
Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market; Exchange Listing
We do not plan to apply to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transaction
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.
Rights as a Stockholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.
Warrants
The following is a brief summary of certain terms and conditions of the Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Warrants.
Form
The Warrants will be issued as individual warrant agreements to each individual purchaser of a warrant. The form of the Warrant has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.
Term
The Warrants will expire on the date that is five years after Warrant Stockholder Approval provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Warrant will expire five years from the date of issuance.

Exercisability
The Warrants are exercisable at any time beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the Warrant Stockholder Approval will not be required and the Warrant will be exercisable upon issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of the Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance or resale of the shares of the Common Stock to be issued upon exercise of the Warrants, then as an alternative to payment of the exercise price in immediately available funds, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise less shares than it would upon a cash exercise of the Warrants. The net number of shares of the Common Stock issuable upon a cashless exercise of the Warrant is determined according to the formula set forth in the Warrant, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered (x) on a day that is not a trading day or (y) prior to the opening of “regular trading hours” on a trading day or (2) the VWAP on the trading day immediately preceding the date of the notice of exercise, if the notice of exercise is executed and delivered during “regular trading hours” on a trading day, or (3) the VWAP on the day of the notice of exercise, if the notice of exercise is executed after the close of “regular trading hours” on a trading day, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence. No fractional shares of the Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of the Common Stock on the exercise date or round up to the next whole share.
Exercise Limitations
Under the Warrant, we may not effect the exercise of any Warrant, and a holder will not be entitled to exercise any portion of any Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us.
Exercise Price
The exercise price per whole share of the Common Stock issuable upon the exercise of the Warrants is $  per share of the Common Stock. The exercise price of the Warrants and the number of shares of the Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions of assets, including cash, stock, or other property to our stockholders. The exercise price will not be adjusted below the par value of the Common Stock.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Warrants.
Transferability
Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent. The Warrants will be held in definitive form by the purchasers. The ownership of the Warrants and any transfers of the Warrants will be registered in a warrant register maintained by us or our transfer agent.

Trading Market; Exchange Listing
We do not plan to apply to list the Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transactions
In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, upon consummation of such a fundamental transaction, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Warrants. In addition, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrant for the cash paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrant on the date of the consummation of the fundamental transaction.
No Rights as a Stockholder
Except by virtue of such holder’s ownership of shares of the Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of the Common Stock, including any voting rights or the rights to receive dividends, until the holder exercises the Warrant.
Amendment to the Prior Warrants
In connection with this Offering, we may enter into privately negotiated agreements with the holders of the Prior Warrants to, among other things, reduce the exercise price of such Prior Warrants to that of the Warrants being offered and sold in this Offering and to extend the current expiration date of the Prior Warrants to the expiration date of the Warrants being offered and sold in this Offering. In addition, certain terms of the Prior Warrants may also be amended to be substantially consistent with those of the Warrants being offered hereby. There can be no assurance that we will amend the Prior Warrants in connection with this Offering or as to the final terms of any amendments to the Prior Warrants.

PLAN OF DISTRIBUTION
A.G.P./Alliance Global Partners has agreed to act as our exclusive placement agent in connection with this offering, subject to the terms and conditions of the placement agency agreement dated    , 2025. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.
We will deliver the securities being issued to the investors in this offering upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all securities to be issued in connection with this offering DVP/RVP upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about    , 2025.
We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.
Fees and Expenses
We have engaged A.G.P./Alliance Global Partners as our exclusive Placement Agent in connection with this offering. This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total(2)
Offering price	$	$
Placement Agent’s fees(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 7% of the gross proceeds of the offering.
(2)	Does not include potential proceeds from the exercise of the Warrants and/or Pre-Funded Warrants for cash, if any.
We have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount of up to $105,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $149,031.
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:
•	may not engage in any stabilization activity in connection with our securities; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements
Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, the Common Stock during a period ending ninety (90) days after the date of this prospectus, without first obtaining the written consent of A.G.P./Alliance Global Partners. Specifically, these individuals have agreed, in part, not to:
•
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock;

•
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Common Stock, whether any such transaction is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise;

•
make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company; or

•	publicly disclose the intention to do any of the foregoing.
Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.
No Sales of Similar Securities
We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until thirty (30) days after the completion of this offering. We have also agreed not to enter into a variable rate transaction (as defined in the securities purchase agreement) for six (6) months after the completion of this offering; provided, however, that thirty (30) days after the completion of this offering, the entry into and/or issuance of shares of Common Stock by us in an “at the market” offering with the Placement Agent as sales agent will not be deemed a variable rate transaction.
Discretionary Accounts
The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Listing
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
Other Activities and Relationships
The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
As stated above, the Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.
On September 11, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive Placement Agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On October 4, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On November 9, 2023, we closed a warrant inducement offering in which we raised approximately $6,500,000 of gross proceeds. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the warrant inducement offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the warrant inducement offering $60,000 for legal expenses incurred by them in connection with the warrant inducement offering.
On January 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On March 7, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On September 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $2,750,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.6325. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $125,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On December 13, 2024, we entered into a Loan Agreement (the “December 2024 Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which we borrowed $2.0 million. A.G.P./Alliance Global Partners served as our financial advisor in connection with the Loan Agreement and received a cash fee equal to 7.5% of the loan amount.
On December 18, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 40,000 shares of Common Stock at an exercise price of $6.82. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $95,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On February 11, 2025, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 63,694 shares of Common Stock at an exercise price of $4.3175. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $95,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On March 20, 2025, we closed a warrant inducement offering (the “Inducement Warrants”) in which we raised approximately $2.07 million of gross proceeds. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the warrant inducement offering and received a cash fee equal to approximately $145,000. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the warrant inducement offering $35,000 for legal expenses incurred by them in connection with the warrant inducement offering.
On April 12, 2025, we entered into the Master Services Agreement with Velo3D, Inc. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the Master Services Agreement, and agreed to receive a fee equal to 8.0% of the transaction price in the form of a convertible note in the principal amount of $1,200,000 (the “Original Convertible Promissory Note”). On June 17, 2025, we executed an agreement with A.G.P./Alliance Global Partners that amended the Original Convertible Promissory Note that provides that upon the commencement of sales in this offering, the Original Convertible Promissory Note will be null and void and a new convertible note in the principal amount of $500,000 (the “New Convertible Note”) shall be issued by us to A.G.P./Alliance Global Partners and A.G.P./Alliance Global Partners shall have no recourse against us for the $700,000 of principal that it will no longer receive pursuant to the terms of the Original Convertible Promissory Note. The New Convertible Note shall mature 18 months after issuance and be convertible into shares of our common stock at a conversion price of $1.67 per share. Pursuant to FINRA Rule 5110(g)(1), neither the New Convertible Note nor any shares issued upon conversion of the New Convertible Note shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the issuance date of the New Convertible Note. We have agreed to file one or more registration statements to register the resale of all securities issuable upon conversion of the New Convertible Note, only one of which shall be at our expense and demand may be made after issuance until the maturity date.
On May 30, 2025, we entered into a private placement for a loan in the principal amount of $1,500,000, as amended on June 17, 2025. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the private placement pursuant to which we issued to the lender a note in the principal amount of $1,012,500 and A.G.P./Alliance Global Partners will receive a $75,000 cash fee. In addition, when the second tranche of notes is issued to the lender A.G.P./Alliance Global Partners will receive an additional cash fee of $75,000.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP. Blank Rome LLP, New York, New York, is representing the Placement Agent in connection with this offering.

EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2023 and 2024, incorporated by reference in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and superseded this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-39128):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025 (as amended on April 9, 2025);
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2025;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;
•
the description of our securities contained in Exhibit 4.19 to our Registration Statement on Form S-1, as filed with the SEC on April 21, 2025, and including any further amendment or report filed for the purpose of updating such description; and

•
our Current Reports filed on Form 8-K with the SEC on January 16, 2025, January 31, 2025, February 13, 2025, March 4, 2025, March 21, 2025, March 27, 2025, April 14, 2025, April 15, 2025 (as amended on April 15, 2025), May 19, 2025, May 20, 2025, and June 5, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and on or after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

Up to 3,875,968 Shares of Common Stock

Up to 3,875,968 Pre-Funded Warrants to Purchase up to 3,875,968 Shares of Common Stock

Up to 3,875,968 Warrants to Purchase up to 3,875,968 Shares of Common Stock

Up to 7,751,936 Shares of Common Stock Issuable upon Exercise of Pre-Funded Warrants and Warrants
PRELIMINARY PROSPECTUS
A.G.P.
    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$1,531
FINRA filing fee	$7,500
Legal fees and expenses	$70,000
Accounting fees and expenses	$60,000
Miscellaneous	$10,000
Total	$149,031

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides for such limitation of liability to the fullest extent permitted by the DGCL.
The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.
Item 15.	Recent Sales of Unregistered Securities.
The Company has not issued unregistered securities to any person within the last three years, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof,

Rule 701 of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the Company, to information about the Company. All number and share prices have been adjusted for the 1-for-14 reverse stock split effected on December 13, 2024.
Issuance of Common Stock to Non-employees
During the year ended December 31, 2023, the Company issued 193 shares of Common Stock to a third-party consulting firm in exchange for public relations services. The shares were not issued under any equity incentive plan of the Company. Under the agreement, the shares were contingently forfeitable in the event of early termination by the Company. The shares had an issuance date fair value of $0.1 million to be recorded as consulting expense over the six-month term of the agreement. Related consulting expense of $0.1 million was recognized over the six-month term of the agreement. The Company issued no shares to non-employees during the year ended December 31, 2024.
Private Placement
On September 15, 2024, the Company engaged in a private placement transaction, pursuant to which the Company entered into the Purchase Agreement with an investor, and agreed to (i) sell and issue to such stockholder pre-funded warrants to purchase 357,143 shares of Common Stock at a purchase price of $7.70 per share (the “Investor Warrants”), Class A warrants to purchase 714,286 shares of Common Stock and Class B warrants to purchase 357,143 shares of Common Stock.
The purchase price of each pre-funded warrant equals the price per share at which shares of our Common Stock are being sold in the private placement minus $0.00001, and the exercise price of each pre-funded warrant equals $0.00001 per share. The pre-funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. The warrants all have an exercise price per share of Common Stock equal to $0.575 per share. The Class A warrants will expire March 17, 2030, and the Class B warrants will expire March 17, 2026. The exercise price and the number of shares of Common Stock issuable upon exercise of the Investor Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. The investor may not exercise the Investor Warrants until the date that is 6 months after the original issuance date of the Investor Warrants.
In connection with the private placement, on September 15, 2024, the Company entered into a Placement Agency Agreement with the Placement Agent. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and also agreed to issue to the Placement Agent warrants at an exercise price of $0.6325, exercisable beginning March 14, 2025. One half of the Placement Agent warrants have a term of eighteen months from September 15, 2024, and the other half of the Placement Agent warrants have a term of five years from September 15, 2024.
Secured Convertible Promissory Note with Space Infrastructure Ventures, LLC
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”) a firm that invests in disruptive high-tech/space-tech ventures, entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of December 31, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $0.53 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible

Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.
On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.
At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Convertible Note into shares of Common Stock at a conversion price of $7.4088 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase approximately 6.5 million shares of Common Stock with an exercise price of $0.5292 per share (the “SIV Warrants”), of which warrants to purchase approximately 3.8 million shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note remained unchanged at $7.40712. The conversion price of amounts outstanding under the Subsequent Convertible Note remained unchanged at $7.4088.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase approximately 463,223 shares of Common Stock with an exercise price of $7.4088 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice, SIV may, with the agreement of the Company, from time to time increase or decrease this ownership limitation to any other percentage.

The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
On May 16, 2025, the Board of Directors of Momentus authorized offering SIV a reduced conversion price of $1.77 per share with respect to 112,576 shares of Common Stock under the Initial Convertible Note, and thereafter with respect to up to 275,000 shares of Common Stock under the Subsequent Convertible Note during the period beginning on May 19, 2025 and continuing until June 1, 2025. On March 3, 2025, the Board of Directors of Momentus had previously offered SIV a reduced conversion price of $2.12 per share of Common Stock for the Initial Convertible Note. The current conversion price for the Subsequent Convertible Note is $7.4088.
December 2024 Loan Agreement
On December 13, 2024, Momentus entered into a Loan Agreement (the “December 2024 Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus borrowed $2.0 million. The December 2024 Loan Agreement had a maturity date of September 19, 2025, and was payable in 40 weekly installments of $67,500. The loan was prepaid on December 19, 2024 for $2.4 million using proceeds from the December Offering. In connection with the December 2024 Loan Agreement, Momentus issued to the J.J. Astor & Co. the warrants to purchase up to 28,572 shares of Common Stock with an exercise price of $5.92 per share (the “Lender Warrants”). The exercise price and the number of shares of Common Stock issuable upon exercise of the Lender Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus entered into a Registration Rights Agreement with J.J. Astor & Co. that required the Company to file a resale shelf registration statement registering the resale of the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants within 31 calendar days following the closing date. The Company registered the conversion shares and the shares of Common Stock issuable upon exercise of the Lender Warrants pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-283727), filed with the SEC under the Securities Act that was declared effective on January 2, 2025.
None of the Lender Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%. Exercise of the Lender Warrants is also subject to compliance with applicable Nasdaq rules; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.
Best Efforts Offering
On February 11, 2025, the Company consummated a “best efforts” public placement pursuant of an aggregate of (i) 300,000 shares (the “Shares”) of Common Stock, (ii) 973,886 pre-funded warrants (the “February Pre-Funded Warrants”) to purchase up to 973,886 shares of Common Stock, and (iii) 1,273,886 Common Stock purchase warrants (“Common Warrants”) to purchase up to 1,273,886 shares of Common Stock. Each share of Common Stock, or a February Pre-Funded Warrant in lieu thereof, was sold together with an accompanying Common Warrant to purchase one share of Common Stock.
The public offering price for each share of Common Stock and one accompanying Common Warrant was $3.92499. The public offering price of each February Pre-Funded Warrant and one accompanying Common Warrant was $3.925, which equals the price at which one share of Common Stock and accompanying Common Warrant was sold to the public in this offering, minus $0.00001. The exercise price of each February Pre-Funded Warrant is $0.00001 per share. Each Common Warrant offered in this offering is exercisable for one share of Common Stock and has an initial exercise price equal to $3.80. The exercise price of the Common Warrants and the February Pre-Funded Warrants and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events.
In connection with the offering, on February 10, 2025, the Company entered into a Placement Agency Agreement with A.G.P./Alliance Global Partners, pursuant to which the Placement Agent agreed to act as Placement Agent on a reasonable “best efforts” basis in connection with the offering. The Company paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the offering. In addition, the Company has also agreed to reimburse the Placement Agent for legal expenses incurred by it in connection with the offering in an amount not to exceed $95,000 and up to $10,000 for certain reasonable non-accountable fees and expenses. In addition, the Placement Agent will receive warrants (the “February Placement Agent Warrants”) to purchase such number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the offering, or an aggregate of 63,694 shares of Common Stock. The February Placement Agent Warrants will have substantially the same terms as the Common Warrants, except that the Placement Agent Warrants will have an exercise price of $4.3175 per share (representing 110% of the offering price per share of Common Stock and accompanying Common Warrant) and will expire five years from the commencement of the sales pursuant to the offering.
In connection with the offering, on February 10, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor, pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of thirty (30) days and will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement) for a period of six (6) months after the Closing Date, subject to certain exceptions.
The investor is the holder of certain Common Stock purchase warrants, issued on each of (i) September 17, 2024 (the “Class A September 2024 Warrant” and the “Class B September 2024 Warrant”), (ii) October 24, 2024 (the “October 2024 Warrant”), and (iii) December 18, 2024 (the “December 2024 Warrant” and collectively with the Class A September 2024 Warrant, the Class B September 2024 Warrant, and the October 2024 Warrant, the “2024 Warrants”) to purchase shares of Common Stock.
In connection with the offering, on February 10, 2025, the Company entered into an amendment to the 2024 Warrants (the “Amendment to Common Stock Purchase Warrants”) with the investor, pursuant to which the exercise price per share of the Common Stock under each 2024 Warrant shall be $3.80, subject to adjustment. The warrant amendment was subject to stockholder approval, which amendment was approved by our stockholders at our 2025 Annual Meeting of Stockholders held on May 19, 2025, and the warrants shall expire five years from the date stockholder approval is obtained.
Velo3D Transaction
On April 12, 2025, the Company entered into the Master Services Agreement with Velo3D, Inc. (OTC: VLDX), a provider of additive manufacturing solutions also referred to as 3D printing. Pursuant to the Master Services Agreement, VLD will provide services to design and produce components and systems that will be utilized by Momentus or its customers in its spacecraft, systems, and components. According to the terms of the Master Services Agreement, Momentus is entitled to services equal to the Equivalent Capacity. Momentus will have first priority to utilize the Equivalent Capacity, and VLD will ensure the Equivalent Capacity is available for use as and when required by Momentus.
If and when the Equivalent Capacity is not utilized by Momentus, VLD may use the Equivalent Capacity to provide services to other customers. According to the Master Services Agreement, Momentus will be compensated for such use based on a formula equal to 20% of $3 million less service fees attributed to Momentus in the first year and 50% of $3 million less service fees attributed to Momentus in each subsequent year of the agreement. Such compensation shall reduce the amount in the prepaid reserve, as described in the Master Services Agreement. The term of the Master Services Agreement is five years unless terminated earlier in accordance with its terms.
In exchange for the services, Momentus issued an aggregate of 477,455 shares of Common Stock and 673,408 shares of Series A Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into ten shares of Common Stock, subject to the limitations in the Certificate of Designations, including that VLD hold no more than 9.99% of the outstanding shares of Momentus’ Common Stock at any time.
Debt Settlements
Between April 21, 2025 and May 13, 2025, the Company issued 191,339 shares of its Common Stock to four vendors and one customer to settle outstanding debts of approximately $337,942.42, each under a debt settlement agreement (each, a “Debt Settlement Agreement”, and, together, the “Debt Settlement Agreements”).

Shares of the Company’s Common Stock issued in the transactions described herein are exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. Each of the vendors is an “accredited investor” as defined in Regulation D or “sophisticated investor” and was acquiring the shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of the Company’s Common Stock were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Convertible Promissory Note
On May 13, 2025, the Company issued to A.G.P./Alliance Global Partners (the “Holder”) a convertible promissory note (the “Convertible Note”) in the principal amount of $1,200,000 to evidence the Holder’s currently owed deferred commission. Unless earlier converted as specified in the Convertible Note, the principal amount plus all accrued but unpaid interest is due on November 13, 2026 (the “Maturity Date”). The Convertible Note accrues interest at 4.5% per annum.
At any time prior to the full payment of the Convertible Note the Holder, in its sole discretion, may elect to have all or any portion of the outstanding principal amount and all interest accrued converted into shares of the Company’s Common Stock, at a fixed price of $1.67, subject to adjustment as provided therein and to take into account any future share splits or reverse splits. In addition, a conversion of the Convertible Note that would cause the aggregate number of shares issued under the Convertible Note to exceed the Conversion Limit (as such term is defined in the Convertible Note) may not occur prior to receipt of stockholder approval to provide for such conversion of the Convertible Note, and the subsequent issuance of Common Stock, pursuant to the stockholder approval rules and regulations of the Nasdaq Stock Market. Further, following the Holder’s ability to convert the Convertible Note, if at all, the Holder will not be entitled to receive the Company’s Common Stock upon conversion, if such conversion would result in the Holder owning greater than 9.99% of the Company’s then currently outstanding Common Stock. The Holder is also entitled to resale registration rights as identified in the Convertible Note.
The Company may prepay the Convertible Note in whole or in part. The Convertible Note contains customary default provisions for a transaction of this nature. In the event of certain Events of Default (as defined in the Convertible Note), all outstanding principal and accrued interest under the Convertible Note will become, or may become at the Holder’s election, immediately due and payable to the Holder.
The Company issued the Convertible Note pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2). The shares of Common Stock that may be issued upon conversion of the Convertible Note, in amount of up to 767,066 shares, if such amount is not previously paid prior to maturity and the Holder elects to convert the Convertible Note, have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Additionally, upon the closing of the offering described in this Registration Statement on Form S-1, the Company and the Holder will amend and restate the Convertible Note to lower the principal amount of the Convertible Note from $1,200,000 to $500,000.
May 2025 Loan Agreement
On May 30, 2025, Momentus entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”) pursuant to which Momentus can borrow up to $1.5 million in two tranches of $750,000 each. Each tranche is payable in 40 weekly installments of $25,312.50. In lieu of cash, the Company may elect to pay the weekly installments with shares of Common Stock at a conversion price of the lesser of $1.70 and the closing price of the Common Stock on the trading day prior to the funding of the second tranche of $750,000, provided that the Company pays at least 10% of the weekly installments in cash. The Lender may also elect to receive the weekly installments in shares in lieu of cash. Amounts borrowed under the Loan Agreement are secured by a lien on substantially all of the assets of the Company.
The proceeds of the Loan Agreement are to be used for general working capital purposes. The Loan Agreement requires the Lender’s consent to take certain actions, such as incurring additional indebtedness other than permitted indebtedness (as defined in the Loan Agreement), repaying indebtedness to affiliates, or incurring liens other than permitted liens (as defined in the Loan Agreement).
The Company’s obligations under the Loan Agreement will accelerate and become immediately due upon the occurrence of certain customary events of default, including failure to pay amounts owing when due, a default under the Company’s other obligations or judgment in an amount in excess of $100,000, a failure to timely file certain SEC filings, and/or certain events involving a discontinuation of our business or certain types of proceedings involving insolvency, bankruptcy, receivership and the like, or a change of control of Momentus.
Upon an event of default that results in an acceleration of the amounts owing under the Convertible Notes, the amounts outstanding will (i) automatically increase by 120%, (ii) accrue default interest at a rate of 18% per annum, and (iii) the conversion price will be reduced to 80% of the original conversion price (the “Default Conversion Price”). In the event that the Lender elects to convert any amounts outstanding on the Convertible Notes and the Default Conversion Price is greater than the lower of (x) the closing price of the Common Stock on the date the Lender sends the Company notice of an event of default or (y) the lowest volume-weighted average price of the Common Stock for the twenty trading days immediately prior to the date that notice of conversion is provided by the Lender (such closing price, the “Default Market Price”), then the Company will also issue additional shares of Common Stock to the Lender such that the total shares to be issued upon conversion is based on the Default Market Price. The conversion prices and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are also subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In connection with the Loan Agreement, Momentus agreed to issue to the Lender the Warrants to purchase up to 952,940 shares of Common Stock. The exercise price per share for the Initial Warrant to purchase up to 476,470 shares of Common Stock that was issued on June 3, 2025 is $1.70, and the exercise price per share for the Additional Warrant to purchase up to 476,470 shares of Common Stock that is issuable in connection with the issuance of the Additional Convertible Note will be the closing price of the Common Stock on the trading day prior to issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
Momentus also entered into a Registration Rights Agreement with the Lender that required the Company to file a resale shelf registration statement registering the resale of shares issuable pursuant to the Loan Agreement and the transactions contemplated thereby.
None of the Warrants can be exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by Lender (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. By written notice, Lender may from time to time increase or decrease this ownership limitation to any other percentage up to 9.99%; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company. Conversion of the Convertible Notes and exercise of the Warrants is also subject to compliance with applicable Nasdaq rules, and the Convertible Notes and Warrants cannot be converted into or exercised for shares of Common Stock if such conversion or exercise would result in the issuance, in the aggregate with all previous issuances of shares of Common Stock under the Convertible Notes and the Warrants, of greater than 19.9% of the number of shares of Common Stock outstanding immediately preceding the date of the Loan Agreement without first obtaining stockholder approval in compliance with the rules of the Nasdaq Stock Market.
On June 17, 2025, the Company and the Lender entered into an Amendment to the Loan Agreement (the “Amendment”) which, among other things, revised the conditions for the Lender to fund the second tranche of $750,000 under the Loan Agreement such that the funding of the second tranche and issuance of the Additional Convertible Note and Additional Warrant is required within three business days of the effectiveness of the resale shelf registration statement, subject only to (a) the Company maintaining its listing on Nasdaq, (b) as of the date of funding of the second tranche (i) the closing trading price with respect to the Common Stock on the prior trading day is not less than $1.25 per share, (ii) the market capitalization of the Common Stock is not less than $6,700,000, and (iii) the trading volume of the Common Stock for the prior trading day and the average trading volume for the prior ten trading days is not less than 50,000 shares of Common Stock and (c) other customary conditions outside the Lender’s control as provided in the Loan Agreement.
The Amendment also revised the conversion price on both Convertible Notes to be the lesser of (i) $1.70 and (ii) the closing price of the Common Stock on the trading day prior to the issuance of the Additional Convertible Note.
The Amendment further provides for a cash “make-whole” payment at the time of conversion of any amounts owed under the Loan Agreement into Common Stock in an amount per share equal to the difference (if any) between (i) the then-applicable conversion price and (ii) the lower of (x) the closing price of the Common Stock on the date of conversion, or (y) the lowest volume weighted average price of the Common Stock for the four trading days immediately prior to the date of issuance of such conversion shares (the “Make-Whole Price”). In the event the Company fails to pay such cash “make-whole” payment, then the Lender will receive shares of Common Stock equal to the amount of the cash “make-whole” payment divided by the Make-Whole Price.
Additionally, in the event that the Company prices an equity offering prior to the Additional Funding Date (as such term is defined in the Amendment) in an amount sufficient to repay all amounts owed to the Lender under the Initial Note (as such term is defined in the Amendment), then the obligation of the Company to sell the Additional Convertible Note to the Lender shall be suspended and instead the Company shall (a) repay all amounts due under the Initial Note out of the proceeds of such equity offering (b) pay J.J. Astor a termination fee of $100,000 payable in cash and (c) issue to J.J. Astor the Additional Warrant and register the underlying Warrant Shares (as such term is defined in the Loan Agreement) for resale in connection with the equity offering.
The Amendment also requires the Company to call a meeting of stockholders within 90 days of the date the Additional Convertible Note is issued to approve the Loan Agreement, as amended, and the related transactions.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
1.1^	Form of Placement Agency Agreement.
2.1†
Agreement and Plan of Merger, dated as of October 7, 2020, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 7, 2020).

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated March 5, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on March 8, 2021).

2.3
Amendment No. 2 to Agreement and Plan of Merger, dated as of April 6, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 8, 2021).

2.4
Amendment No. 3 to Agreement and Plan of Merger, dated as of June 29, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2021).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 22, 2023).
3.3
Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Momentus Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 10, 2024).

3.4
Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Momentus Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 14, 2025).

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
3.6	First Amendment to the Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 25, 2023).
4.1
Warrant Agreement, dated November 7, 2019, between Continental Stock Transfer & Trust Company and SRAC (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 13, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
4.3	Form of Class A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 16, 2024).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.8	Amendment to Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
4.10	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 21, 2025).

Exhibit Number	Description of Exhibit
4.11	Description of Securities (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form S-1 filed on April 21, 2025).
4.12	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1 (Registration No. 333-287712) filed on May 30, 2025).
4.13^	Form of Common Warrant.
4.14^	Form of Pre-Funded Warrant.
5.1^	Opinion of Bradley Arant Boult Cummings LLP.
10.1
Amended and Restated Registration Rights Agreement, dated as of August 12, 2021, by and among the Company, Sponsor, and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).

10.2	Form of Insider Letter (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.4#†	Momentus 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.5#†	First Amendment to the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 20, 2025).
10.6#†	Form of option award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.7#†	Form of RSU award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.8#†	Momentus 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.9#†	Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on March 14, 2022).
10.10#
First Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-270761) filed on March 23, 2023).

10.11#
Second Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-272104) filed on May 19, 2023).

10.12#†
Third Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.6 to the Company’s Registration Statement on Form S-8 (Registration No. 333-287706) filed on May 30, 2025).

10.13#	Form of option award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).
10.14#	Form of RSU award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).
10.15	Employment Agreement of John C. Rood dated August 1, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.16#†	Director Compensation Policy (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.17	SEC Order in Administrative Proceeding 3-20393 (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on July 21, 2021).
10.18#†
Momentus Inc. Amended and Restated 2018 Stock Plan and forms of award agreement thereunder (incorporated by reference to Exhibit 10.11 to the Company’s Amendment No. 4 to Registration Statement on Form S-4 filed on July 21, 2021).

10.19	Form of Warrant Inducement Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 7, 2023).
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 16, 2024).
10.21	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2024).

Exhibit Number	Description of Exhibit
10.22	Form of Change in Control Letter Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2023).
10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
10.24	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
10.25	Form of Secured Promissory Note (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).
10.26
Secured Convertible Promissory Note, dated July 12, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).

10.27
First Amendment to Secured Convertible Promissory Note, dated July 12, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on December 17, 2024).

10.28
Secured Convertible Promissory Note, dated October 24, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 28, 2024).

10.29
First Amendment to Secured Convertible Promissory Note, dated October 24, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on December 17, 2024).

10.30
Loan Agreement, dated December 13, 2024, by and between Momentus Inc. and J.J. Astor & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2024).

10.31	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024).
10.32	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 13, 2025).
10.33
Form of Warrant Inducement Agreement, by and between Momentus Inc. and the Holder identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 21, 2025).

10.34^	Form of Securities Purchase Agreement.
10.35
Convertible Promissory Note dated May 13, 2025 by and between Momentus Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2025).

10.36
Loan Agreement, dated May 30, 2025, by and between Momentus Inc. and J.J. Astor & Co. (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 (Registration No. 333-287712) filed on June 2, 2025).

10.37
Registration Rights Agreement, dated May 30, 2025, by and between Momentus Inc. and J.J. Astor & Co. (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 (Registration No. 333-287712) filed on June 2, 2025).

10.38*	Amendment to Loan Agreement and Registration Rights Agreement, dated June 17, 2025, by and between Momentus Inc. and J.J. Astor & Co.
10.39*
Letter Agreement, dated June 17, 2025, by and between Momentus Inc. and A.G.P./Alliance Global Partners amending that certain Convertible Promissory Note dated May 13, 2025 by and between Momentus Inc. and A.G.P./Alliance Global Partners.

16.1	Letter from the Company’s former independent accountant, dated July 24, 2023 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on July 25, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
23.1*	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.
23.2^	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).
107*	Filing Fee Table.

#	Management contract or compensatory plan or arrangement
*	Filed herewith
†
Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	To be filed by amendment.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)	That:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 18, 2025.

MOMENTUS INC.

By:	/s/ Lon Ensler
Name:	Lon Ensler
Title:	Interim Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John C. Rood and Lon Ensler, and each and either of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Rood	Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2025
John C. Rood

/s/ Lon Ensler	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2025
Lon Ensler

/s/ Brian Kabot	Director	June 18, 2025
Brian Kabot

/s/ Chris Hadfield	Director	June 18, 2025
Chris Hadfield

/s/ Victorino Mercado	Director	June 18, 2025
Victorino Mercado

/s/ Kimberly A. Reed	Director	June 18, 2025
Kimberly A. Reed

/s/ Linda J. Reiners	Director	June 18, 2025
Linda J. Reiners

/s/ Mitchel B. Kugler	Director	June 18, 2025
Mitchel B. Kugler